SEPARATION AGREEMENT

This  Separation Agreement ("Agreement") is entered into by and between Michael Mathews, an individual residing at 78 Kitchawan Road, Pound Ridge, NY 10576 (“Mathews”), and Interclick, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business located at 11 West 19th Street, 10th Floor, New York, NY 10011 (“Interclick”).

WHEREAS Mathews has served as Chief Executive Officer of Interclick since September 2007, subject to the terms and conditions set forth in the employment agreement dated as of June 28, 2007 between Interclick (formerly known as Customer Acquisition Network, Inc.) and Mathews (the “Employment Agreement”); and

WHEREAS Mathews and Interclick have been engaged in discussions about his separation and transition from the position of CEO of Interclick; and

WHEREAS on or about November 1, 2010, pursuant to Section 6.(f) of the Employment Agreement, Mathews gave ninety days written notice of his intent to resign voluntarily from his position as Chief Executive Officer of Interclick effective January 31, 2011, subject to the terms and conditions set forth herein; and

WHEREAS Interclick has accepted Mathews’ voluntary resignation effective January 31, 2011, subject to the terms and conditions set forth herein;

NOW, THEREFORE, Mathews and Interclick, intending to be legally bound, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree as follows:

1.           Termination of Employment.  The Parties agree that Mathews’ voluntary resignation from his position as Chief Executive Officer of Interclick will become effective on January 31, 2011, or such earlier date as may be determined by the Board of Directors of Interclick, and that Mathews’ employment with Interclick will end on that same date.  Until that date, Mathews will continue to serve as Chief Executive Officer of Interclick, and Interclick will continue to pay Mathews his current annual base salary of $355,000 in accordance with normal company payroll procedures and to continue to provide his existing medical and dental coverage in the ordinary course.

2.           Separation Payments and Benefits.  Upon the effective date of Mathews’ voluntary resignation as Chief Executive Officer of Interclick, Interclick agrees to pay Mathews a lump sum equal to six months of his current annual base salary of $355,000, equaling $177,500, and to continue to provide his existing medical and dental coverage in the ordinary course throughout the entire calendar year of 2011 after which time Matthews will be eligible for benefit continuation under COBRA.  In addition, assuming achievement of the previously adopted 2010 annual milestones are met and the board approves the second half bonus payments to the executive officers, Interclick agrees to pay Mathews his second half 2010 executive management bonus of $88,750 on the same date and in the same manner that the bonus payment would have been made if Mathews had continued to serve as Chief Executive Officer through the date on which bonus payments are made to other executive officers.

3.           Exercise of Stock Options.  Interclick agrees that Mathews shall be permitted to utilize the services of Morgan Stanley Smith Barney (including MSSB’s employee account access to be available to Interclick employees in coming months) to implement a cashless, same-day exercise of his vested stock options during and until the end of the expiration period of the options, which is August 28, 2012, as if he remained employed at Interclick through that date.

4.           Mathews’ Release of Interclick.  In consideration for the payments and benefits described above and for other good and valuable consideration, Mathews hereby releases and forever discharges Interclick, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with Interclick, the termination of his employment with Interclick, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind;  breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); the New York State Human Rights Law; the New York City Human Rights Law;  and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters.  Interclick acknowledges, however, that Mathews does not release or waive any rights to contribution or indemnity to which he may otherwise be entitled.  Interclick also acknowledges that Mathews does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the effective date of his resignation pursuant to the terms of any company-sponsored benefit plan governed by ERISA.  Nothing contained herein shall release the Company from its obligations set forth in this Agreement.

5.           Interclick’s Release of Mathews.  In consideration for the payments and benefits described above and for other good and valuable consideration, and except as expressly carved out from this release as set out at the end of this paragraph, Interclick hereby releases and forever discharges Mathews of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which it ever had or now has,  on account of any fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when it executes this Agreement.  Notwithstanding the release being provided herein by the Company to Mathews, nothing in this release in any way releases or discharges any claims or causes of action that the Company has or may have against Mathews with regard to acts by Mathews of intentional fraud or acts by Mathews that would violate any criminal or regulatory laws applicable to Mathews and the Company.

6.           Survival of Provisions of Employment Agreement.  Except as otherwise expressly agreed to by the parties, Section 8 of the Employment Agreement shall remain in full force and effect until the expiration of any relevant statute of limitation with respect to the provisions of such Section.

7.           Non-Disparagement.  Each of Mathews and Interclick hereby agrees, for himself and itself and any other of their respective representatives while they are acting on his or its behalf, that he and it  have not and will not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to or does damage to the goodwill or business or personal reputations of the other party or their respective affiliates.

8.           Acknowledgments.  The Parties agree that:

(a)           Each has consulted with and been represented by counsel in connection with the negotiation and execution of this Agreement.

(b)           This Agreement applies to and binds and inures to the benefit of, their heirs, successors, and assigns.

(c)           Neither party has assigned or transferred all or part of any of the obligations set forth in this Agreement to any Third Person, and each has the full, complete, and unrestricted right to enter into this Agreement.

(d)           This Agreement is entered into by each party without any reliance upon any agreement, statement, promise, understanding, or other inducement of any kind other than the express terms of this Agreement; this Agreement is the entire and complete agreement of the Parties; except for the Employment Agreement and the Waiver and Release of Non-Competition Provision of Employment Agreement executed by the parties on or about September 30, 2010, this Agreement entirely supersedes any and all prior agreements contracts, representations, negotiations, discussions, and/or understandings, oral or written, between Mathews and Interclick; and this Agreement cannot be modified, altered, amended, waived, or changed in any manner whatsoever except in a writing executed by Mathews and by an officer or director of Interclick after the date when Mathews executes this Agreement.

(e)           The Parties agree that the consideration exchanged by the other pursuant to this Agreement is fair and adequate.

(f)           Each of the numbered paragraphs, terms, and/or provisions of this Agreement is contractual and is not a mere recital.

(g)           This Agreement shall not ever, in any manner or for any purpose, by any person, or based upon any foreseen or unforeseen facts, events, or circumstances, be subject to any claim of mistake of fact or mistake of law.

(h)           Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles.

(i)           The language of this Agreement shall for all purposes be construed as a whole, according to its fair meaning, not strictly for or against Employee or the Company, and without regard to the identity or status of any person who drafted all or any part of it.

(j)           If any provision of this Agreement is declared invalid by a court of competent jurisdiction or rendered invalid by any other process of law, the remaining provisions of this Agreement shall remain in full force and effect.

(k)           No waiver of any breach or condition of this Agreement shall be construed for any purpose as a waiver of any other breach or condition of this Agreement, regardless of the similarity or dissimilarity of the breaches or conditions involved.

(l)           This Agreement may be executed in counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

9.           Confidentiality.  The Parties agree that the terms and conditions of this Agreement are strictly confidential and will not be disclosed or discussed to or with any person whomsoever, with the exception only of disclosure required by court order, disclosure by Mathews to his spouse, and disclosure to the Parties’ respective attorneys, tax consultant(s) or accountant(s), and/or the duly designated taxing authorities of the government of the United States of America and/or the government of any state to which either of the Parties may owe any taxes and/or as may be required to comply with the rules and regulations of the Securities and Exchange Commission.

IN WITNESS HEREOF, the parties hereby execute this Agreement and affix their signatures as of the dates set forth below.

Dated: November 1, 2010	/s/ Michael Mathews
Michael Mathews

INTERCLICK, INC. Dated: November 1, 2010	By:	/s/ Roger Clark

Its :	Chief Financial Officer